SUB-ADVISORY AGREEMENT

AGREEMENT made as of the ____ day of  _____, 2005, by and between CLARKE LANZEN SKALLA INVESTMENT FIRM, LLC, a Nebraska limited liability company (the "Adviser"), and MAGNET INVESTMENT GROUP, LLC, a New Jersey limited liability company (the "Sub-Adviser").

     WHEREAS, the Adviser and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and engage in the business of providing investment management services; and

     WHEREAS, the Adviser has been retained to act as investment adviser pursuant to an Investment Advisory Agreement dated ___________, 2005 (the "Advisory Agreement") with Northern Lights Fund Trust (the  "Trust"), a Delaware statutory trust registered with the U.S.  Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), currently consisting of several separate series of shares, each having its own investment objectives and policies and which is authorized to create more series; and

     WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Trust's Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

     WHEREAS, the Adviser desires to retain Sub-Adviser to assist it in the provision of a continuous investment program for that portion of one or more of the Trust's series' (each a "Fund") assets which the Adviser will assign to the Sub-Adviser (the "Sub-Adviser Assets"), and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

     NOW,  THEREFORE,  in consideration  of mutual covenants  recited below, the parties agree and promise as follows:

     1.  Appointment as Sub-Adviser.  The Adviser hereby appoints the Sub-Adviser to act as investment adviser for and to manage the Sub-Adviser Assets, subject to the supervision of the Adviser and the Board of Trustees of, the Trust and subject to the terms of this Agreement; and the Sub-Adviser hereby accepts such appointment.  In such capacity, the Sub-Adviser shall be responsible for the investment management of the Sub-Adviser Assets.  The Sub-Adviser agrees to exercise the same skill and care in performing its services under this Agreement as the Sub-Adviser exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Adviser has investment responsibilities.

2. Duties of Sub-Adviser.

          (a) Investments. The Sub-Adviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of each  Fund as set  forth in such  Fund's  prospectus  and  statement  of additional  information  as  currently  in effect  and as  supplemented  or amended from time to time  (collectively  referred to as the  "Prospectus") and subject to the  directions  of the  Adviser  and the  Trust's  Board of Trustees, to purchase,  hold and sell  investments for the Sub-Adviser  Assets and to monitor on a continuous basis the performance of the Sub-Adviser  Assets. In providing these services,  the Sub-Adviser will conduct a continual program of investment,  evaluation and, if appropriate, sale and  reinvestment  of the  Sub-Adviser  Assets.  The Adviser agrees to provide the Sub-Adviser information concerning a Fund, its assets available or to become available for investment,  and generally as to the conditions of a Fund's or the Trust's affairs.

          (b) Compliance with Applicable Laws and Governing Documents.  In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall with respect to Sub-Adviser Assets, act in conformity with the Trust's Declaration of Trust and By-Laws, the Prospectus(es),  and with the instructions  and directions  received in writing from the Adviser or the  Trustees  of the  Trust and will  conform  to and  comply  with the requirements  of the 1940 Act, the Advisers Act, the Internal  Revenue Code of 1986,  as amended (the  "Code"),  and all other  applicable  federal and state laws and regulations. The Adviser will provide the Sub-Adviser with a copy of the minutes of the meetings of the Board of Trustees of the Trust to the extent they may affect a Fund or the duties of the Sub-Adviser, and with the copies of any financial statements or reports made by a Fund to its shareholders, and any further materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser will provide the Sub-Adviser with reasonable  (30 days) advance notice, in writing, of any change in a  Fund's  investment  objectives,  policies and restrictions as stated in the Prospectus, and the Sub-Adviser  shall, in the performance of its duties and obligations  under this Agreement, manage the Sub-Adviser Assets consistent with such changes, provided  the   Sub-Adviser   has   received   such  prior  notice  of  the effectiveness of such changes from the Trust or the Adviser. In addition to such notice,  the Adviser  shall  provide to the  Sub-Adviser  a copy of a modified Prospectus  reflecting such changes.  The Sub-Adviser will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Trust or a Fund with respect to the Sub-Adviser Assets, and as to the accuracy of material information furnished in writing by the Sub-Adviser to the Trust, to the Fund or to the Adviser specifically for inclusion in the Prospectus.

The Sub-Adviser hereby agrees to provide to the Adviser in a timely manner, in writing, such information   relating  to  the  Sub-Adviser  and  its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust's registration statement on Form N-1A.

The Adviser shall provide the Sub-Adviser with complete copies of each Registration Statement, Application for Exemptive Relief, No Action Relief or any Order or Response thereafter made with the Securities and Exchange Commission or the Internal Revenue Service with respect to the Trust, Sub-Adviser Assets, or any Fund which has Sub-Adviser Assets, promptly after each filing is made.

          (c) Voting of Proxies.  The Sub-Adviser shall have the power to vote, either in person or by proxy, all securities in which the Sub-Adviser Assets may be invested from time to time, and shall not be required to seek instructions from the Adviser, the Trust or a Fund. At the request of the Trust, the Sub-Adviser shall provide its recommendations as to the voting of such proxies. If both the Sub-Adviser and another entity managing assets of a Fund have invested in the same security, the Sub-Adviser and such other entity will each have the power to vote its pro rata share of the security.  The Sub-Adviser shall keep an accurate record of all proxies voted.

          (d) Agent. Subject to any other written instructions of the Adviser or the Trust, the Sub-Adviser is hereby appointed the Adviser's and the Trust's agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Adviser  Assets, provided that, the Sub-Adviser's  actions in executing such documents shall comply  with federal  and state  rules  and  regulations and the Trust's governing documents.  The Sub-Adviser agrees to provide the Adviser and the Trust with copies of any such agreements intended to be executed on their behalf and obtain their approval prior to the execution thereof.

          (e) Brokerage.  The Sub-Adviser will place orders pursuant to the Sub-Adviser's investment determinations for a Fund either directly with the issuer or with any broker or dealer.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of a Fund the best overall execution available.  In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the  specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction the Sub-Adviser may also consider the brokerage and research services  (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to a Fund and/or other accounts over which the Sub-Adviser may exercise investment discretion.   The Sub-Adviser is authorized, subject to the prior approval of the Trust's Board of Trustees, to pay to a broker or dealer who provides such brokerage      and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research  services provided  by such  broker or  dealer ,  viewed in terms of that particular transaction or in terms of the overall  responsibilities of the Sub-Adviser to a Fund. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers  (including brokers and dealers that are affiliated with the Adviser, the Sub-Adviser, or the Trust's principal underwriter) to take into account the sale of shares of the Trust if the Sub-Adviser believes that the  quality of the transaction and the  commission  are comparable to what they would be with other qualified firms.

          (f) Securities Transactions.  In no instance, however, will any Fund's portfolio securities be purchased from or sold to the Adviser, the Sub-Adviser, the Trust's principal underwriter, or any affiliated person of either the Trust, the Adviser, the Sub-Adviser or the Trust's principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act.

          The   Sub-Adviser, including its Access Persons  (as defined in subsection  (e) of Rule 17j-1 under the 1940 Act), agrees to observe and comply with Rule 17j-1 and its Code of Ethics  (which shall comply in all material respects with Rule 17j-1), as the same may be amended from time to time. On at least an annual basis, the Sub-Adviser  will comply with the reporting  requirements  of  Rule  17j-1,  which  may  include  either  (i) certifying to the Adviser that the  Sub-Adviser and its Access Persons have complied  with  the  Sub-Adviser's  Code  of  Ethics  with  respect  to the Sub-Adviser  Assets, or (ii) identifying any violations which have occurred with respect to the  Sub-Adviser  Assets and (iii)  certifying  that it has adopted  procedures  reasonably  necessary to prevent  Access  Persons from violating  the  Sub-Adviser's  Code of Ethics.  The Sub-Adviser will also submit its Code of Ethics for its initial approval by the Board of Trustees and subsequently within six months of any material change of thereto.

          (g) Books and Records.  The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Adviser Assets, including, without limitation, brokerage and other records of all securities transactions.   Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.  The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

          (h) Information Concerning Sub-Adviser Assets and the Sub-Adviser.  From time to time as the Adviser, and any consultants designated by the Adviser, or the Trust may request, the Sub-Adviser will furnish the requesting party reports on portfolio transactions and reports on Sub-Adviser Assets held in the portfolio, all in such detail as the Adviser, its consultant(s) or the Trust may reasonably request.  The Sub-Adviser also will inform the Adviser in a timely manner of material changes in portfolio managers responsible for Sub-Adviser Assets, any changes in the ownership or management of the Sub-Adviser, or of material changes in the control of the Sub-Adviser.  Upon reasonable request, the Sub-Adviser will make available its officers and employees to meet with the Trust's Board of Trustees to review the Sub-Adviser Assets.

          The  Sub-Adviser  also will provide such  information  or perform such additional  acts as are  customarily  performed by a Sub-Adviser and may be required  for a  Fund  or the  Adviser  to  comply  with  their  respective obligations under applicable laws, including, without limitation, the Code, the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the "Securities Act") and any federal or state securities laws, and any rule or regulation thereunder.

          (i) Custody Arrangements.  The Sub-Adviser shall on each business day provide the Adviser, its consultant(s) and the Trust's custodian such information as the Adviser and the Trust's custodian may reasonably request relating to all transactions concerning the Sub-Adviser Assets.

          (j) Historical Performance Information.  To the extent agreed upon by the parties, the Sub-Adviser will provide the Trust with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

     3. Independent Contractor.  In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of a Fund, the Trust or the Adviser.

     4. Expenses.  During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.  The Trust or the Adviser, as the case may be, shall reimburse the Sub-Adviser for any expenses as may be reasonably incurred by the Sub-Adviser, at the request of and on behalf of a Fund or the Adviser.  The Sub-Adviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

     5.  Compensation.  For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Adviser will be entitled to the fee listed for the Fund(s) on Exhibit A. Such fees will be computed daily and payable in arrears no later than the seventh  (7th) business day following the end of each month, from the Trust on behalf of the Fund(s), calculated at an annual rate based on the Sub-Adviser Assets' average daily net assets.

     If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

     6.  Representations and Warranties of the Sub-Adviser.  The Sub-Adviser represents and warrants to the Adviser and the Trust as follows:

          (a) The Sub-Adviser is registered as an investment Adviser under the Advisers Act;

          (b) The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the state of New Jersey, with the power to own and possess its assets and carry on its business as it is now being conducted;

          (c) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser's powers and have been duly authorized by all necessary action on the part of its Board of Directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not  contravene  or  constitute  a  default  under  (i)  any  provision  of applicable  law,  rule or  regulation,  (ii)  the  Sub-Adviser's  governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser; and

          (d) The Form ADV of the Sub-Adviser previously provided to the Adviser (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV.

     7.  Representations and Warranties of the Adviser.  The Adviser represents and warrants to the Sub-Adviser and the Trust as follows:

          (a) The Adviser is registered as an investment Adviser under the Advisers Act;

          (b) The Adviser is a limited liability company organized and validly existing under the laws of the State of Nebraska with the power to own and possess its assets and carry on its business as it is now being conducted;

          (c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action on the part of its Board of Managers, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene

or constitute a default under (i) any provision of applicable  law, rule or regulation,   (ii) the  Adviser's  governing  instruments,  or  (iii)  any agreement,  judgment, injunction, order, decree or other instrument binding upon the Adviser;

          (d) The Adviser   acknowledges that it received a copy of the Sub-Adviser's Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement; and

          (e) The Adviser and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Adviser to enter into this Agreement.

     8. Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 6 and 7, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

     9. Liability and Indemnification.

          (a)  Liability.  The duties of the Sub-Adviser shall be confined to those expressly set forth herein, with respect to the Sub-Adviser Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

          (b) Indemnification.  The Sub-Adviser shall indemnify the Adviser, the Trust and each Fund,  and their  respective  affiliates  and  controlling persons for any  liability and expenses,  including  reasonable  attorneys' fees,  which  the  Adviser,  the  Trust  or a Fund  and  their  respective affiliates  and  controlling  persons  may  sustain  as  a  result of  the Sub-Adviser's  willful  misfeasance,   bad  faith,   negligence,   reckless disregard of  its  duties   hereunder  or  violation  of  applicable  law. Notwithstanding any other provision in this Agreement, the Sub-Adviser will indemnify the Adviser, the Trust and each Fund, and their respective affiliates and controlling persons for any liability and expenses, including reasonable attorneys' fees, to which they may be subjected as a result of their reliance upon and use of the historical performance calculations provided by the Sub-Adviser concerning the Sub-Adviser's composite account data or historical performance  information on similarly managed  investment  companies  or accounts, except that the Adviser,  the Trust and each Fund and their respective affiliates and controlling persons shall  not be  indemnified  for a loss  or  expense  resulting  from their own negligence  or  willful  misconduct  in using  such numbers, or for their failure  to conduct   reasonable   due  diligence  with  respect  to  such information.

          The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's breach of this Agreement or its representations and warranties herein or a violation of applicable law; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Adviser's willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder or violation of applicable law.

     10. Duration and Termination.

          (a) Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution or, if later,  the date the  initial capital to a series of the Trust is first provided (the "Effective Date."), until two years from the Effective Date, and thereafter, for periods of one year so long as such  continuance  thereafter is  specifically  approved at least annually (1) by the vote of a majority of those Trustees of the Trust  who are not interested  persons  of any party to this  Agreement,  cast in  person at a meeting called for the purpose of voting on such approval,  and  (2) by the  Trustees  of the  Trust,  or by the vote of a  majority  of the outstanding voting  securities  of each Fund  (except  as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing   requirement   that continuance of this Agreement  be "specifically  approved at least  annually"  shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

          (b)  Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (1) the vote of a majority of the Trustees of the Trust or by the Adviser, in each case, on not less than 30 days written notice to the Sub-Adviser, or  (2) by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties, or (3) by the Sub-Adviser at any time without the payment of any  penalty,  on not less  than 60 days written notice to the Adviser and the Trust.

          This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, Exemptive Relief, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.  In the event that there is a proposed change in control of the Sub-Adviser which would act to terminate this Agreement, if a vote of shareholders to approve continuation of this  Agreement  is at that time  deemed by  counsel  to the Trust to be required by the 1940 Act or any rule or regulation thereunder,  Sub-Adviser agrees to  assume  all  reasonable   costs   associated   with  soliciting shareholders  of  the appropriate   Fund(s)  of  the  Trust,  to  approve continuation  of  this  Agreement.  Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

          This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

     11.  Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust's Board of Trustees and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted  by the  SEC or  its  staff,  by a vote  of  the  majority  of a Fund's outstanding securities.

     12.  Confidentiality.  Subject to the duties of the Adviser, the Trust (and each Fund), and the Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to a Fund and the actions of the Sub-Adviser, the Adviser, the Trust, and a Fund in respect thereof.  In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1-248.30), Sub-Adviser will not directly, or indirectly through an affiliate, disclose any non-public personal information, except as permitted or required by law, as defined in Reg.  S-P, received from the Trust or the Adviser, regarding any shareholder, to any person that is not affiliated with the  Trust  or with  Sub-Adviser,  and,  provided  that,  any  such  information disclosed to an affiliate of Sub-Adviser  shall be under the same limitations on non-disclosure.

     13.  Notice.  Any  notice,  advice or report to be given  pursuant  to this Agreement shall be deemed  sufficient  if  delivered  or mailed by  registered, certified  or  overnight mail,  postage  prepaid  addressed by the party giving notice to the other party at the last address furnished by the other party:

  (a) If to the Adviser:

W. Patrick Clarke, Chief Executive Officer

Clarke Lanzen Skalla Investment Firm, LLC

4020 South 147th Street

Omaha, NE 68137

Phone:  (402) 493-3313

                 (b) If to the Sub-Adviser:

Jordan Kimmel, Manager

Magnet Investment Group, LLC

1201 Sussex Turnpike, 2nd Floor

Randolph, NJ 07869

Phone: (973) 895-4444

     14. Governing Law. This Agreement shall be governed by the internal laws of the State of Nebraska, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     15. Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     16. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise,  the remainder of this Agreement shall not be affected thereby.

     17. Certain  Definitions.  For the purposes of this Agreement and except as otherwise provided   herein,   "interested   person,"   "affiliated   person," "affiliates," "controlling persons" and "assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term "Fund" or "Funds" shall refer to those Fund(s) for which the Sub-Adviser provides investment management services and as are listed on Exhibit A to this Agreement.

     18. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

                             Adviser

                             CLARKE LANZEN SKALLA INVESTMENT FIRM, LLC

                             By:__________________________________

                             Name: W. Patrick Clarke

                             Title: Chief Executive Officer

                             Sub-Adviser

                             Magnet Investment Group, LLC

                             By:__________________________________

                             Name: Jordan Kimmel

                             Title: Manager

EXHIBIT A to

SUBADVISORY AGREEMENT

BETWEEN

CLARKE LANZEN SKALLA INVESTMENT FIRM, LLC

AND

MAGNET INVESTMENT GROUP, LLC

Effective _________________, 2005

ABACUS VALUE FUND

Average Daily Net Assets	Sub-Advisory Fee
Less than $75 million	0.550%
Greater than $75 million but less then $175 million	0.525%
Greater than $175 million but less than $275 million	0.500%
Greater than $275 million but less than $500 million	0.475%
Greater than $500 million	0.450%

EXHIBIT B

Sub-Adviser

FORM ADV

(Please attach)